                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported):  May 27, 1997

                             COMMNET CELLULAR INC.
               (Exact name of registrant as specified in charter)





Colorado                           0-15056                84-0924904
(State or other Jurisdiction       (Commission            (I.R.S. Employer
of Incorporation)                  File Number)           Identification No.)

8350 East Crescent Parkway                                80111
Suite 400                                                (Zip Code)
Englewood, Colorado
(Address of Principal
Executive Offices)


Registrant's telephone number, including area code:  (303) 694-3234

Item 5.    Other Events.

           CommNet Cellular Inc. ("CommNet") and Blackstone Capital Partners Merchant Banking Fund and affiliated funds ("Blackstone") have signed an Agreement and Plan of Merger dated as of May 27, 1997 (the "Merger Agreement") providing for the merger of CommNet with AV Acquisition Corp., a Delaware corporation formed by Blackstone. The Merger Agreement provides that the owner of each outstanding share of CommNet common stock, par value $.001 per share, can elect either to receive $36.00 in cash for that share or to retain that share, subject to proration as described below. Upon completion of the transaction, Blackstone will be the majority owner of CommNet. The merger is valued at approximately $718 million, including net indebtedness of approximately $200 million to be refinanced. The Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated by reference herein.

           The Merger Agreement provides that in no event can more than approximately 590,000 shares of CommNet common stock (approximately 4% of the currently outstanding shares) be retained by present CommNet shareholders. If holders elect to retain more than approximately 590,000 of the outstanding shares, then the shares available will be prorated among those electing to retain shares and cash will be paid for all other shares. If holders elect to retain fewer than approximately 590,000 of the outstanding shares, the remaining available shares will be prorated among those electing cash.

           Following the merger, affiliates of Blackstone expect to own approximately 87% of CommNet's outstanding shares. Blackstone will invest up to approximately $142 million of equity in the transaction and The Chase Manhattan Corporation has committed to provide and arrange all of the financing required to complete the recapitalization of the Company. CommNet will continue to operate as an independent public company under its current name and management, with headquarters in Englewood, Colorado.

           The merger is subject to certain conditions, including the approval of CommNet's shareholders at a special meeting to be held as soon as practicable, the receipt of certain approvals from the Federal Communications Commission, the expiration of antitrust regulatory waiting periods and the funding of financing arrangements.

           The Merger Agreement includes provisions prohibiting CommNet from actively soliciting another purchaser, and provides for the payment of certain fees and the reimbursement of certain expenses to Blackstone in the event of a termination of the Merger Agreement under certain circumstances.

           In connection with the execution and delivery of the Merger Agreement and the transactions contemplated thereby, the Board of Directors of CommNet authorized the execution and delivery of an amendment, dated as of May 27, 1997, to CommNet's Rights Agreement dated as of December 10, 1990, as amended, which is filed herewith as Exhibit 4.1.

           CommNet has issued a press release announcing the execution of the Merger Agreement, which is filed herewith as Exhibit 99.1.

Item 7.     Financial Statements and Exhibits.

       (c)  The following exhibits are filed with this report:

            2.1 Agreement and Plan of Merger dated as of May 27, 1997 between AV Acquisition Corp. and CommNet Cellular Inc.

            4.1 Rights Amendment dated as of May 27, 1997 between CommNet Cellular Inc. and State Street Bank and Trust Company

            99.1  Press Release dated May 28, 1997

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       COMMNET CELLULAR INC.



Date:  May 28, 1997                    By:  /s/ Daniel P. Dwyer
                                            -------------------
                                            Chief Financial Officer